Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated September 25, 2009, December 22, 2008 and February 24, 2009, for Legg Mason Partners Convertible Fund, Legg Mason Partners Equity Income Builder Fund and Legg Mason Partners Capital and Income Fund, respectively, each a series of Legg Mason Partners Equity Trust, as of July 31, 2009, October 31, 2008 and December 31, 2008, respectively, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” and “Financial Highlights of Legg Mason Partners Capital and Income Fund” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

September 29, 2009